T. ROWE PRICE INSTITUTIONAL INCOME FUNDS, INC.

ARTICLES SUPPLEMENTARY

T. Rowe Price Institutional Income Funds, Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article Sixth of the Charter of the Corporation, the Board of Directors has duly classified a number of shares of its unissued common stock (determined in connection with the SECOND paragraph below) into a new class of common stock to be designated the T. Rowe Price Institutional Floating Rate Fund—F Class.

SECOND: After giving effect to the foregoing classification, the Board of Directors has heretofore duly divided and classified an aggregate of 1,000,000,000 shares of the unissued Common Stock of the Corporation into the following series and classes on the dates indicated in the parentheses following the names of the respective series and classes: T. Rowe Price Institutional High Yield Fund (October 18, 2000), T. Rowe Price Institutional Core Plus Fund (September 20, 2004), T. Rowe Price Institutional Floating Rate Fund (October 23, 2007), and T. Rowe Price Institutional Floating Rate Fund—F Class (____________, 2010). Each such series and/or class shall consist, until further changed, of the lesser of (x) 1,000,000,000 shares or (y) the number of shares that could be issued by issuing all of the shares of any series and/or class currently or hereafter classified less the total number of shares then issued and outstanding in all of such series and/or classes. All shares of each series and/or class have the powers, preferences, other special rights, qualifications, restrictions, and limitations set forth in the Charter. The Board of Directors also has provided for the issuance of the shares of each such series and/or class.

THIRD: The stock has been classified by the Board of Directors under authority contained in the Charter.

IN WITNESS WHEREOF, T. Rowe Price Institutional Income Funds, Inc. has caused these Articles to be signed in its name and on its behalf by its Vice President and witnessed by its Secretary on _______________, 2010.

WITNESS:	T. ROWE PRICE INSTITUTIONAL INCOME FUNDS, INC.
__________________________ Patricia B. Lippert, Secretary	By:_________________________________ David Oestreicher, Vice President

THE UNDERSIGNED, Vice President of T. Rowe Price Institutional Income Funds, Inc., who executed on behalf of the Corporation Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

_____________________________
David Oestreicher
Vice President

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